KNIFE RIVER CORPORATION
RESTRICTED STOCK UNIT AWARD NOTICE

This Award Notice evidences the award of restricted stock units (each, an “RSU” or collectively, the “RSUs”) that have been granted to, (Participant Name), by Knife River Corporation, a Delaware corporation (the “Company”), subject to your acceptance of the terms of this Award Notice, the Restricted Stock Unit Award Agreement, which is attached hereto (the “Agreement”) and the Knife River Corporation Long-Term Performance-Based Incentive Plan (the “Plan”). When vested, each RSU entitles you to receive one share of common stock of the Company (the “Shares”). The RSUs are granted pursuant to the terms of the Plan.

This Award Notice constitutes part of, and is subject to the terms and provisions of, the Agreement and the Plan, which are incorporated by reference herein. Capitalized terms used but not defined in this Award Notice shall have the meanings set forth in the Agreement or in the Plan.

Grant Date:	XXXXXX
Number of RSUs:	[ ], subject to adjustment as provided under Section 4.2 of the Plan.

Vesting Schedule:
Subject to the provisions of the Agreement and the Plan and provided that you remain continuously employed by the Company and/or an entity controlled by, controlling or under common control with the Company, including a Subsidiary (an “Affiliate”) through [ ] (the “Vesting Date”), the RSUs shall vest on the Vesting Date. The vesting schedule is the [ ] period beginning [ ] and ending on the Vesting Date (the “Vesting Schedule”).

Except for termination of employment due to Retirement, upon death or Disability or in the event of a Qualifying Termination (as defined below), any unvested portion of the Award will be forfeited and/or cancelled on the date you cease to be an employee of the Company or an Affiliate.

For purposes of this Award:

“Cause” means, if you are a participant in the Company’s Change in Control Severance Plan, the definition set forth in such plan, and otherwise (a) your fraud or dishonesty that has resulted, or is likely to result, in material economic damage to the Company or a Subsidiary, or (b) your willful nonfeasance if such nonfeasance is not cured within ten days of written notice from the Company or a Subsidiary, in each case as determined in good faith by a vote of at least two-thirds of the non-employee members of the Board at a meeting of the Board at which you are provided an opportunity to be heard.

“Disability” means permanent and total disability as determined under the Company’s long-term disability insurance program applicable to you; provided, however, to the extent necessary to avoid tax penalties under Section 409A of the Code, “Disability” means “disability” as defined in Section 409A(a)(2)(C) of the Code.

“Good Reason” means if you are a participant in the Company’s Change in Control Severance Plan, the definition set forth in such plan, and otherwise the occurrence of any of the following without your prior written consent:

(a) A reduction of your annual base salary, target annual incentive, or target annual long-term incentive opportunity, in each case, from that in effect immediately prior to the Change in Control, or if higher, that in effect at any time thereafter;

(b) A relocation of your primary place of employment by more than 50 miles; or

(c) Any material reduction in your titles, authority, reporting relationship, duties or responsibilities.

In order to invoke a termination for Good Reason, you shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (a) through (c) within 90 days after you first becomes aware of the existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, your “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 30 days from the earlier of (i) the end of the Cure Period, or (ii) the date the Company provides written notice to you that it does not intend to cure such condition. Your mental or physical incapacity following the occurrence of an event described above in clauses (a) through (c) shall not affect your ability to terminate employment for Good Reason and your death following delivery of a notice of termination for Good Reason shall not affect your estate’s entitlement to the severance payments and benefits provided hereunder upon a termination of employment for Good Reason.

“Qualifying Termination” means a termination of your employment during the two-year period beginning on and including the date of a Change in Control, by you for Good Reason or by the Company other than for Cause. Termination of employment due to your death or Disability shall not constitute a Qualifying Termination.

“Retirement” means a termination of your employment by the Company without Cause or due to your resignation, in each case, after you have reached age 55 and completed 10 Years of Service.

“Years of Service” shall mean each period of 12 full calendar months that a Participant is employed by the Company and/or an Affiliate.

Settlement Date:
Except as otherwise expressly provided in the Agreement and the Plan and subject to Section 10 of Annex A, each vested RSU will be settled in Shares as soon as practicable, and in no event later than 60 days, following the earliest occurrence of (a) the Vesting Date, (b) your termination of employment, (c) your death, (d) your Disability, and (e) the date the RSU becomes vested pursuant to paragraph (a) of the “Change in Control” section below; provided that, to the extent the vested RSU constitutes nonqualified deferred compensation subject to Section 409A of the Code and is not permitted to be settled pursuant to the forgoing sentence without triggering a tax or penalty under Section 409A of the Code, such settlement shall instead be made at the earliest time that will not trigger a tax or penalty under Section 409A of the Code.

Acceleration on Qualifying Termination, Termination Due to Retirement, or on Death or Disability:
Qualifying Termination. If you experience a Qualifying Termination, any unvested RSUs (or any unvested replacement awards granted in respect of the RSUs) (including the related Dividend Equivalents) shall vest in full immediately upon the date of such termination of employment.

Death or Disability. Upon your death or Disability, a portion of the unvested RSUs (including the related Dividend Equivalents) will vest based on the ratio of the number of full months of employment completed during the Vesting Schedule to the date of your death or Disability, including the month in which your death or Disability occurs, divided by the total number of months in the Vesting Schedule.

Termination Due to Retirement. Upon your Retirement that does not also constitute a Qualifying Termination (i) during the first year of the Vesting Schedule, all RSUs (including the related Dividend Equivalents) shall be forfeited; (ii) during the second year of the Vesting Schedule, a portion of the unvested RSUs (including the related Dividend Equivalents) will vest based on a proration for the number of months employed during the [ ] Vesting Schedule, including the month in which the termination of employment occurs; and (iii) during the third year of the Vesting Schedule, all unvested RSUs (including the related Dividend Equivalents) will vest without prorating.

Change in Control
Upon the occurrence of a Change in Control,

(a) The outstanding RSUs shall vest in full, except that such vesting shall not apply to the extent that another award meeting the requirements of paragraph (b) below (any award meeting the requirements of paragraph (b) below, a “Replacement Award”) is provided to you to replace such Award (the award intended to be replaced by a Replacement Award, a “Replaced Award”).

(b) Replacement Awards. An award shall meet the conditions of this paragraph (b) (and therefore qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value equal to the value of the Replaced Award as of the date of the Change in Control, as determined by the Committee in its sole discretion; (iii) it relates to publicly traded equity securities of the Company or the entity surviving the Company following the Change in Control; (iv) it contains terms relating to time-based vesting (including with respect to a termination of employment) that are substantially identical to those of the Replaced Award; and (v) its other terms and conditions are not less favorable to you than the terms and conditions of the Replaced Award as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination whether the conditions of this paragraph (b) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(c) Adjustment Provisions. In the event of Change in Control, the Committee may determine that (i) to the extent that the RSUs become vested pursuant to paragraph (a), it may be cancelled in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of the RSUs, as determined by the Committee in its sole discretion; or (ii) the RSUs may be replaced with a Replacement Award in accordance with paragraph (b).

Dividend Equivalents:	Yes

THESE RESTRICTED STOCK UNITS ARE SUBJECT TO FORFEITURE AS PROVIDED HEREIN. THIS AWARD AND AMOUNTS RECEIVED IN CONNECTION WITH THIS AWARD ARE SUBJECT TO FORFEITURE, RECAPTURE OR OTHER ACTION IN THE EVENT OF AN ACCOUNTING RESTATEMENT, AS PROVIDED IN THE PLAN AND THE COMPANY’S INCENTIVE COMPENSATION RECOVERY POLICY.

Further terms and conditions of the Award are set forth in Annex A hereto, which is an integral part of the Agreement.

You must accept this Award Notice by logging onto your account with Fidelity Investments and accepting this Award Notice and the Agreement. If you fail to do so, the RSUs will be null and void. By accepting the RSUs granted to you in this Award, you agree to be bound by all of the provisions set forth in this Award Notice, the Agreement, and the Plan.

Attachments:
Annex A: Restricted Stock Unit Award Agreement

Annex A
RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE KNIFE RIVER CORPORATION
LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN

Knife River Corporation (the “Company”) has granted to you an Award consisting of restricted stock units, subject to the terms and conditions set forth herein and in the Restricted Stock Unit Award Notice (the “Award Notice”). The Award has been granted to you pursuant to the Knife River Corporation Long-Term Performance-Based Incentive Plan (the “Plan”). Subject to the terms of the Plan, decisions and interpretations of the Compensation Committee of the Company’s Board of Directors (the “Committee”) are binding, conclusive and final upon any questions arising under the Award Notice, this Restricted Stock Unit Award Agreement (the “Agreement”) or the Plan. Unless otherwise defined herein or in the Award Notice, capitalized terms shall have the meanings assigned to such terms in the Plan.

1.Grant of RSUs. On the Grant Date, you were awarded the number of RSUs set forth in the Award Notice.

2.Vesting of RSUs. The RSUs shall become vested and nonforfeitable in accordance with the Vesting Schedule set forth in the Award Notice. Vesting may be accelerated only as described in the Award Notice.

3.Termination of Employment. Treatment of RSUs upon termination of employment due to Retirement, upon death or Disability, or upon a Qualifying Termination, shall be as set forth in the Award Notice. Upon termination of employment for any other reason, any unvested portion of the Award (including the related Dividend Equivalents) will be forfeited and/or cancelled on the date you cease to be an employee of the Company or an Affiliate.

4.Settlement of RSU. Subject to Section 10 of this Annex A, each RSU will be settled in Shares on [ ]; provided, however, that in the event of acceleration of vesting as set forth in the Award Notice, each RSU will be settled as soon as practicable following vesting but in no event later than 60 days after unvested RSUs become vested. Executives are required to own Shares at designated multiples of their base salary. If you have not achieved an applicable stock ownership requirement, you are required to hold the net after-tax Shares received under this Award until the requirement is met.

5.Voting Rights. Since RSUs do not represent actual Shares, no voting rights or other rights as a stockholder of the Company arise with respect to the RSUs until Shares have been delivered to you upon settlement of the RSUs.

6.Dividend Equivalents. Dividend Equivalents will be earned with respect to any Shares issued pursuant to the Award. The amount of Dividend Equivalents earned shall be equal to the total dividends declared on a Share for stockholders of record between the Grant Date of this Award and the vesting date of the RSUs, multiplied by the number of Shares issued pursuant to the vesting of the RSUs awarded in the Award Agreement. Any Dividend Equivalents earned shall be paid in cash when the Shares to which they relate are issued or as soon thereafter as practicable, but no later than 60 days after the Shares are issued. No Dividend Equivalents will be issued for unvested or forfeited RSUs.

7.Tax Withholding. Pursuant to Article 14 of the Plan, the Committee has the power and the right to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including your FICA obligations) required by law to be withheld with respect to the Award and Dividend Equivalents. The Committee may

condition the delivery of vested Shares upon your satisfaction of such withholding obligations. The withholding requirement for Shares will be satisfied by the Company withholding Shares having a Fair Market Value equal to federal income tax withholding obligations using an IRS accepted methodology plus additional amounts for state and local tax purposes, as applicable, including payroll taxes, that are applicable to such supplemental taxable income but with rates not to exceed the maximum effective statutory rates, unless you elect, in a manner satisfactory to the Committee, to remit an amount to satisfy the withholding requirement subject to such restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Such election must be made before, and is irrevocable after, December 15 of the last year in the Vesting Schedule, and cannot be made or revoked while you possess information that will be material nonpublic information at the time the Shares are issued such that you would be prohibited from trading on the Company’s stock under its Insider Trading Policy.

8.Non-Guarantee of Employment Relationship or Future Awards. Nothing in the Plan, the Award Notice or this Agreement will alter your at-will or other employment status with the Company or an Affiliate, nor be construed as a contract of employment between you and the Company or an Affiliate, or as a contractual right for you to continue in the employ of the Company or an Affiliate for any period of time, or as a limitation of the right of the Company or an Affiliate to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any of your RSUs, or as a right to any future Awards.

9.Non-transferability of RSUs. No RSUs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

10.Section 409A. This Agreement and the RSUs granted hereunder are intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom, and, with respect to RSUs that are subject to Section 409A, the Plan and this Agreement shall be interpreted and administered in all respects in accordance with Section 409A (including with respect to the application of any defined terms to RSUs that constitute nonqualified deferred compensation, which defined terms shall be interpreted to have the meaning required by Section 409A to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A). Each payment (including the delivery of Shares) under the RSUs that constitutes nonqualified deferred compensation subject to Section 409A shall be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of your separation from service within the meaning of Section 409A (“Separation from Service”)), amounts that constitute nonqualified deferred compensation within the meaning of Section 409A that would otherwise be payable by reason of your Separation from Service during the six- month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six (6) months following your Separation from Service.

11.Personal Information. You agree the Company and its suppliers or vendors may collect, use and disclose your personal information for the purposes of the implementation, management, administration and termination of the Plan.

12.Amendment. The Committee may amend, alter, modify, suspend or terminate the Award Notice or this Agreement at any time and from time to time, in whole or in part; provided, however, no amendment, alteration, modification, suspension or termination of the Award Notice or Agreement shall adversely affect in any material way the Award Notice or this Agreement, without your written consent, except to the extent such amendment, alteration, modification, suspension or termination is reasonably determined by the Committee in its sole discretion to be necessary to comply with applicable laws, rules, regulations, or is necessary for such approvals by any governmental agencies or national securities exchanges as may be required.

13.Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon you and your heirs, beneficiaries, executors, legal representatives, successors and assigns.

14.Integrated Agreement. The Award Notice, this Agreement and the Plan constitute the entire understanding and agreement between you and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between you and the Company with respect to such subject matter other than those as set forth or provided for herein or therein.

15.Ratification of Actions. By accepting the Award or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated your acceptance and ratification of, and consent to, any action taken under the Plan or the Award by the Company, its Board of Directors, or the Committee.
16.Notices. Any notice hereunder to the Company shall be addressed to its office, 1150 West Century Avenue, Bismarck, North Dakota 58503; Attention: Chief Legal Officer, and any notice hereunder to you shall be addressed to you at the address specified on the Award Agreement, subject to the right of either party to designate at any time hereafter in writing some other address.

17.Governing Law. To the extent not preempted by Federal law, the Award Notice and this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions. In the event any provision of the Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

18.Construction. Captions and titles contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

19.Conformity. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of the Award Notice, this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Award Notice or this Agreement or any matters as to which the Award Notice and this Agreement are silent, the Plan shall govern. Any conflict between the terms of the Award Notice and the Agreement shall be resolved in accordance with the terms of the Agreement.
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